Exhibit 99.1

PEPSICO EXPECTS POSITIVE Q4 NET PRICE REALIZATION FOR
FRITO-LAY NORTH AMERICA

PURCHASE, NY (December 10, 2004) – PepsiCo management today stated that, for the four weeks ended November 28, the Company’s Frito-Lay North America division saw positive net price realization. The Company also said it expects to see positive net price realization for the fourth quarter, approximately in line with the first three quarters of the year.

The comments were made in response to questions regarding syndicated category data that were released today.

Cautionary Statement

This release contains statements concerning expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, for a discussion of specific risks that may affect performance.

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